UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 21, 2009
GUARANTY FINANCIAL GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	Commission File Number 001-33661	74-2421034 (I.R.S. Employer Identification No.)
1300 MoPac Expressway South
Austin, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 434-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership
On August 27, 2009, Guaranty Financial Group Inc. (the “Company”) and its wholly owned subsidiaries, Guaranty Group Ventures Inc., Guaranty Holdings Inc. I, and Guaranty Group Capital Inc. (collectively with the Company, the “Debtors”) filed voluntary petitions under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”). These cases are styled and numbered In re Guaranty Financial Group Inc., Case No. 09-35582-bjh, Guaranty Group Ventures Inc., Case No. 09-35583-hdh, Guaranty Holdings Inc. I, Case No. 09-35584-bjh, and Guaranty Group Capital Inc., Case No. 09-35586-hdh. The cases have been assigned to Judge Barbara J. Houser, Chief Judge of the Bankruptcy Court. A motion for joint administration of these cases is pending before the Bankruptcy Court. The Debtors filed the Chapter 11 petitions following the appointment by the Office of Thrift Supervision of the Federal Deposit Insurance Corporation (the “FDIC”) as receiver of Guaranty Bank (the “Bank”), the Company’s wholly-owned subsidiary and primary asset, on August 21, 2009.
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
As of August 21, 2009, the Company had approximately $305 million in subordinated unsecured debt securities (“Debt Securities”) outstanding pursuant to an Indenture, dated as of September 15, 2006 (the “Indenture”), by and between the Company (as successor to Temple-Inland Financial Services Inc.) and Wilmington Trust Company, as Trustee. The August 21, 2009 appointment of the FDIC as receiver of the Bank constitutes an Event of Default under the Indenture. Under the Indenture, an Event of Default occurs if, among other things, a receiver is appointed for the Company or any substantial part of its property, including the Bank. Upon such Event of Default, the principal amount of the Debt Securities, and any premium and interest accrued but unpaid, becomes immediately due and payable without further action. As of July 31, 2009, the Company had approximately $3.4 million in accrued and unpaid interest on the Debt Securities.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On August 27, 2009, the Company’s board of directors determined to consolidate all of its officer positions and appointed Dennis S. Faulkner of Lain, Faulkner & Co. (“Lain Faulkner”), an accounting firm specializing in bankruptcy matters, as Chief Restructuring Officer (“CRO”) of the Company. With this action, Kevin Hanigan, former Chairman, President and Chief Executive Officer and Stephen A. Raffaele, former Senior Executive Vice President and Chief Financial Officer will no longer serve in those officer capacities. Mr. Faulkner, as CRO, will serve as the sole officer of the Company. The Company also acknowledged the resignations of Kevin Hanigan, Larry Temple, David Biegler, Larry Faulkner, Edward McPherson, Robert McTeer, Robert Rowling, John Stuart III and James Unger from the Company’s board of directors effective as of August 27, 2009. Also on August 27, 2009, the Company’s board of directors appointed Mr. Faulkner as the Company’s sole director.
Since 1986, Mr. Faulkner, age 53, has been a shareholder at Lain Faulkner. Mr. Faulkner has more than 25 years of accounting and management experience in bankruptcy and litigation services, including experience assisting in the formulation and review of reorganization plans. He has individually served as examiner, Chapter 11 and Chapter 7 trustee, and as post-confirmation trustee in a variety of engagements.
Pursuant to the terms of an Engagement Letter with Lain Faulkner, dated August 25, 2009 (the “Engagement Letter”), Mr. Faulkner will continue to be employed by Lain Faulkner and, while rendering services to the Company, will continue to work with Lain Faulkner personnel in connection with other unrelated matters. As a result, Mr. Faulkner will not receive any compensation directly from the Company and will not participate in any of the Company’s employee benefit plans. The Company will instead compensate Lain Faulkner for Mr. Faulkner’s services at a rate of $390.00 per hour.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARANTY FINANCIAL GROUP INC.
Date: September 2, 2009	By:	/s/ Dennis Faulkner
		Name:	Dennis Faulkner
		Title:	Chief Restructuring Officer